Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements (Form S-8 Nos. 333-38025, 333-65051, 333-86649, 333-84720, 333-91464, 333-116467, 333-136425, 333-154715, 333-159877, 333-167197, 333-176211, 333-182931, 333-192089, 333-200032, 333-207866, 333-212242, 333-218902, 333-225874, 333-232431, 333-244390, 333-258980, 333-267002, 333-275317, 333-282948, and 333-287984) of Harmonic Inc. of our reports dated February 24, 2026, with respect to the consolidated financial statements of Harmonic Inc. and the effectiveness of internal control over financial reporting of Harmonic Inc. included in this Annual Report (Form 10-K) of Harmonic Inc. for the year ended December 31, 2025.

/s/ Ernst & Young LLP

San Jose, California

February 24, 2026